CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Independent Auditors" and "Financial Highlights" in each Prospectus and "Independent Auditors" in each Statement of Additional Information included in Post-Effective Amendment No. 40 to the Registration Statement (Form N-1A, No. 33-23512) of The GCG Trust.

We also consent to the incorporation by reference of our reports dated February 26, 1999 for The GCG Trust and March 8, 1999 for the Fund For Life Series of The GCG Trust on the financial statements included in the 1998 Annual Report for The GCG Trust and in the 1998 Annual Financial Statements for the Fund For Life Series of The GCG Trust, respectively.


                                              /s/ERNST & YOUNG LLP

Boston, Massachusetts
April 28, 1999

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